Exhibit 21


      The Registrant's subsidiaries include the following:

      Name                                            State of Incorporation
      ----                                            ----------------------

Outside Industrial Services, Inc.                     Tennessee

Prime Florida, Inc.                                   Florida

Industrial Fabrication & Repair, Inc.                 Tennessee

NHP Manufacturing Corp.(1)                            Florida

Workforce Properties Corp.                            Florida

Products That Produce Inc.                            Florida

Maintenance Requisition Order Corp.(1)                Florida




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(1)   Wholly-owned subsidiaries of Industrial Fabrication & Repair, Inc.